Exhibit 99.1

For Immediate Release	For additional information contact:
Terry R. Thomas or Terry E. George
(614) 356-5000

Dominion Homes Reports Earnings for 2004

DUBLIN, Ohio – February 10, 2005 – Dominion Homes, Inc. (NASDAQ:DHOM) reported net income of $20.2 million, or $2.47 per diluted share, for the twelve months ended December 31, 2004 compared to net income of $31.8 million, or $3.94 per diluted share, for the twelve months ended December 31, 2003. Net income for the year 2004 was the third best in the Company’s history; however, slower sales, higher costs of real estate sold and increased selling, general and administrative expenses combined to negatively impact net income on a comparative basis.

Revenues for 2004 decreased 4% to $542.0 million, from the delivery of 2,837 homes, compared to revenues for 2003 of $563.5 million, from the delivery of 3,070 homes. During 2004, the average price of homes delivered increased 5% to $188,100 from $179,800 for 2003 and partially offset the loss in revenues caused by delivering 233 fewer homes. The Company’s gross profit for 2004 was $119.6 million compared to $135.0 million for 2003, primarily as a result of delivering fewer homes. Gross profit for 2004 was also impacted by a reduced gross profit margin, which declined to 22.1% compared to 24.0% for 2003. The reduced gross profit margin reflected the impact of higher costs of real estate, the Company’s efforts to reduce its investment in home and land inventories and adjustments to land inventory values of $4.8 million. Selling, general and administrative expenses for 2004 increased 5% to $77.9 million from $74.0 million for 2003, primarily due to additional expenses incurred to increase the number of communities in Central Ohio and Louisville, Kentucky, start-up costs for the Lexington, Kentucky market, expansion of the mortgage financing services subsidiary, testing and documentation of internal controls required by the Sarbanes-Oxley Act and costs to replace key personnel. Interest expense for 2004 increased 4% to $8.2 million from $7.9 million for 2003 primarily due to increased borrowings for investment in real estate.

Net income for the three months ended December 31, 2004 was $1.0 million, or $0.12 per diluted share, compared to net income of $9.6 million, or $1.19 per diluted share, for the three months ended December 31, 2003. Revenues for the three months ended December 31, 2004 were $115.5 million, from the delivery of 605 homes, compared to revenues of $166.3 million, from the delivery of 893 homes, for the same period of the previous year. Gross profit for the three months ended December 31, 2004 decreased to $22.4 million from $39.9 million for the three months ended December 31, 2003. Selling, general and administrative expenses for the three months ended December 31, 2004 decreased to $18.2 million from $21.6 million for the three months ended December 31, 2003 and interest expense for the three months ended December 31, 2004 decreased to $2.1 million from $2.2 million for the three months ended December 31, 2003.

As previously reported, the Company sold 2,450 homes during 2004, representing a sales value of $460.3 million, compared to 3,071 homes sold during 2003, representing a sales value of $554.7 million. During the three months ended December 31, 2004, the Company sold 392 homes, representing a sales value of $75.0 million, compared to 586 homes sold during the three months ended December 31, 2003, representing a sales value of $110.1 million. The Company had 60 active communities during the fourth quarter of 2004 compared to 51 in the fourth quarter of 2003.

The Company’s backlog on December 31, 2004 was 632 sales contracts, with an aggregate sales value of $127.5 million, compared to a backlog on December 31, 2003 of 1,019 sales contracts, with an aggregate sales value of $198.9 million. The average price of homes in backlog at December 31, 2004 was $201,800 compared to $195,200 at December 31, 2003.

The Company’s Chief Executive Officer, Douglas G. Borror, commented “We are continuing to adjust our inventory and overhead expense to address the decrease in sales the Company experienced during the final three quarters of 2004. Last year’s results were disappointing and left the Company with the lowest number of sales contracts in backlog in several years. Due to the low number of sales contracts in backlog at year-end, we do not expect to be profitable for the first quarter of 2005. We anticipate, however, that the remainder of the year will be profitable, but with lower net income than in recent years. We are excited about our new communities and products that will be coming out during 2005 and expect to remain a homebuilding leader in our markets.”

The Company will host a conference call at 10:00 a.m. Eastern Time on February 11, 2005 to discuss its 2004 earnings. Interested parties may listen in by accessing the Company’s website at www.dominionhomes.com, selecting “About Dominion Homes” and then selecting “Investor Relations.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues	$115,494	$166,317	$541,970	$563,464
Cost of real estate sold	93,095	126,453	422,327	428,508

Gross profit	22,399	39,864	119,643	134,956
Selling, general and administrative	18,167	21,592	77,936	74,006

Income from operations	4,232	18,272	41,707	60,950
Interest expense	2,056	2,173	8,236	7,903

Income before income taxes	2,176	16,099	33,471	53,047
Provision for income taxes	1,153	6,471	13,269	21,229

Net income	$1,023	$9,628	$20,202	$31,818

Earnings per share
Basic	$0.13	$1.21	$2.53	$4.01

Diluted	$0.12	$1.19	$2.47	$3.94

Weighted average shares outstanding
Basic	8,029,690	7,942,478	7,993,369	7,931,600

Diluted	8,203,802	8,109,145	8,188,304	8,076,174

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$6,710	$5,025
Accounts receivable	4,521	2,533
Real estate inventories	416,519	326,809
Prepaid expenses and other	6,503	7,220
Deferred income taxes	2,685	5,781
Net property and equipment	7,542	8,774

Total assets	$444,480	$356,142

LIABILITIES AND SHAREHOLDERS’ EQUITY
Note payable, banks	$194,378	$129,220
Term debt	5,819	10,958
Other liabilities	55,386	49,903

Total liabilities	255,583	190,081
Shareholders’ equity	188,897	166,061

Total liabilities and shareholders’ equity	$444,480	$356,142

Land Inventory as of December 31, 2004

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Central Ohio	1,861	1,252	8,838	11,951
Kentucky	616	584	1,362	2,562
Controlled by the Company:
Central Ohio			5,851	5,851
Kentucky			208	208
Held for sale:
Central Ohio			124	124
Kentucky			91	91

	2,477	1,836	16,474	20,787

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